Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	rargueta@quidel.com

QUIDEL REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS
SAN DIEGO, CA – May 6, 2020 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights
•Total revenue increased 18% to $174.7 million, from $148.0 million in the first quarter of 2019.
•Cardiometabolic Immunoassay revenue decreased 18% to $53.9 million, and decreased 17% on a constant currency basis.
•Molecular Diagnostic Solutions revenue grew 45% from the first quarter of 2019 to $8.4 million.
•Influenza revenue increased 69% to $79.6 million, compared with $47.2 million in the first quarter of 2019.
•Reported GAAP EPS of $0.93 per diluted share in the first quarter of 2020, compared with $0.60 per diluted share in the first quarter of 2019.
•Reported non-GAAP EPS of $1.22 per diluted share in the first quarter of 2020, compared with $0.91 per diluted share in the first quarter of 2019.
•Received Emergency Use Authorization (EUA) from the U.S. Food and Drug Administration for Lyra® SARS-CoV-2 Assay.

First Quarter 2020 Results
Total revenue for the first quarter of 2020 was $174.7 million, versus $148.0 million for the first quarter of 2019. The 18% increase in sales from the first quarter of 2019 was primarily driven by growth in the Rapid Immunoassay business, and to a lesser extent, by growth in Molecular Diagnostic and Specialized Diagnostic Solutions. This growth was partially offset by a decline in Cardiometabolic Immunoassay. Currency exchange had an unfavorable impact of $0.5 million.

Rapid Immunoassay product revenue, which includes QuickVue, Sofia and Eye Health products, increased 54% in the first quarter of 2020 to $95.9 million, primarily due to a $30.3 million increase in Influenza revenue from the first quarter of 2019. Sofia Influenza revenue increased 58% from the first quarter of 2019 to $55.9 million, while QuickVue Influenza revenue increased 119% from the first quarter of 2019 to $17.9 million. Cardiometabolic Immunoassay revenue, which includes revenue from the Triage and Beckman BNP products, totaled $53.9 million in the first quarter of 2020, a decline of 18% from the first quarter of 2019, due to reduced hospital visits by chest pain patients stemming from the SARS-CoV-2 pandemic. Molecular Diagnostic Solutions revenue increased 45% to $8.4 million, led by 41% revenue growth from Solana, our instrumented molecular diagnostic system, and solid growth in Lyra, mostly due to Lyra® SARS-CoV-2 assay revenue of $1.0 million. Specialized Diagnostic Solutions revenue, which includes revenue from Virology/DHI, Specialty and Other, increased 19% from the first quarter of 2019 to $16.5 million, also driven by strong demand for respiratory products.

“We had a strong start to the year, both in terms of financial performance, as well as with product development efforts. Influenza testing revenue, which reached record highs in January and February, continued at a high level throughout the end of the quarter,” said Douglas Bryant, president and CEO of Quidel Corporation. “In the midst of an unusually strong respiratory season that required our operations teams to scale up manufacturing, our R&D organization pivoted quickly to develop a RT-PCR assay for SARS-CoV-2, and both antigen and serology assays for our Sofia analyzers. The first assay has received Emergency Use Authorization from the FDA, and the others are not far behind.”

Gross Profit in the first quarter of 2020 increased to $115.0 million, driven by higher sales volumes, favorable product mix, higher manufacturing overhead absorption and improved geographic mix. This was partially offset by increased incentives to our distribution channel partners associated with higher sales volumes in the quarter. Gross margin increased to 66% as compared to 61% in the same period in the prior year due to higher manufacturing overhead absorption as well as favorable product and geographic mix. R&D expense increased by $2.4 million in the first quarter as compared to the same period last year, due primarily to higher employee-related costs, increased spending on clinical trials, Sofia assays and next-generation platform development projects. Sales and Marketing expense increased by $1.1 million in the quarter, due primarily to higher employee-related costs driven by increased revenue during the current quarter. G&A expense increased by $0.9 million in the quarter, primarily due to higher employee related costs driven by improved financial performance during the current quarter. Acquisition and integration costs of $1.9 million for the three months ended March 31, 2020 primarily related to the evaluation of new business development opportunities, while acquisition and integration costs of $2.8 million for the three months ended March 31, 2019 consisted primarily of global operation integration costs.

In the first quarter of 2020, the Company recorded an income tax expense of $8.6 million, as compared with $1.7 million in the same quarter last year. The higher tax expense for the three months ended March 31, 2020 is a result of higher pre-tax profits as well as lower discrete tax benefits recorded in 2020 for excess tax benefits of stock-based compensation.

Net income for the first quarter was $40.2 million, or $0.93 per diluted share, as compared to a net income of $24.8 million, or $0.60 per diluted share, for the first quarter of 2019. On a non-GAAP basis, net income for the first quarter of 2020 was $52.7 million, or $1.22 per diluted share, as compared to net income of $38.9 million, or $0.91 per diluted share, for the same period in 2019.

Mr. Bryant continued, “What we do matters, and it is truly inspiring to see the level of dedication, perseverance, and teamwork that I get to witness every day. Our strong company culture positions us to grow, create value, and meet the challenges ahead to support the well-being of our communities through this difficult time.”

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles, non-cash interest expense, foreign exchange losses and certain non-recurring items on net income and earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted gross profit, adjusted operating income, adjusted net income, adjusted net earnings per share, constant currency revenue and currency revenue growth information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. Constant currency revenue is calculated by translating current period revenues using prior period exchange rates, net of any hedging effect recognized in the current period. Constant currency revenue growth (expressed as a percentage) is calculated by determining the change in current period constant currency revenues over prior period revenues. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the first quarter 2020 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

Investors may either join the live call by telephone, or join via webcast:

•To participate in the live call by telephone from the U.S., please dial 833-968-2118, or from outside the U.S. dial 778-560-2849, and request either the “Quidel Q1 2020 Earnings Call” when prompted by the conference call operator, or dial conference ID 627-6803.

•To join the live webcast, the call can be accessed through the following link: https://services.choruscall.com/links/qdel200506.html, or via the Investor Relations section of the Quidel website (http://ir.quidel.com).

The website replay will be available for 1 year. The telephone replay will be available for 14 days beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) on May 6th, 2020 by dialing 800-585-8367 from the U.S., or by dialing 416-621-4642 for international callers, and entering pass code 627-6803.

About Quidel Corporation
Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the Sofia®, QuickVue®, D3® Direct Detection, Thyretain®, Triage® and InflammaDry® leading brand names, as well as under the new Solana®, AmpliVue® and Lyra® molecular diagnostic brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel's Triage® system of tests comprises a comprehensive test menu that provides rapid, cost-effective treatment decisions at the point-of-care (POC), offering a diverse immunoassay menu in a variety of tests to provide diagnostic answers for quantitative BNP, CK-MB, d-dimer, myoglobin, troponin I and qualitative TOX Drug Screen. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced immunoassay to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit quidel.com.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, the impact of the novel virus (COVID-19) global pandemic; fluctuations in our operating results resulting from the timing of the onset, length and severity of cold and flu seasons, seasonality, government and media attention focused on influenza and other respiratory or novel viruses and the related potential impact on humans from such viruses, adverse changes in competitive conditions, the reimbursement system currently in place and future changes to that system, changes in economic conditions in our domestic and international markets, lower than anticipated market penetration of our products, the quantity of our product in our distributors’ inventory or distribution channels, changes in the buying patterns of our distributors, and changes in the healthcare market and consolidation of our customer base; our development and protection of proprietary technology rights; our development of new technologies, products and markets; our reliance on sales of our influenza diagnostic tests; our reliance on a limited number of key distributors; our exposure to claims and litigation, including the ongoing litigation between the Company and Beckman Coulter, Inc.; intellectual property risks, including but not limited to, infringement litigation; our need for additional funds to finance our capital or operating needs; the financial soundness of our customers and suppliers; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products; adverse actions or delays in new product reviews or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”) or other regulatory authorities or loss of any previously received regulatory approvals or clearances; changes in government policies; costs of or our failure to comply with government regulations in addition to FDA regulations; compliance with government regulations relating to the handling, storage and disposal of hazardous substances; third-party reimbursement policies; our failure to comply with laws and regulations relating to billing and payment for healthcare services; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance; failures in our information technology or storage systems; our exposure to cyber-based attacks and security breaches; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with multiple product registration requirements, compliance with U.S. and foreign import/export laws, tariffs, exposure to currency exchange fluctuations and foreign currency exchange risk sharing arrangements, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, political and economic instability, increased financial accounting and reporting burdens. taxes, and diversion of lower priced international products into U.S. markets; changes in tax rates and exposure to additional tax liabilities or assessments; our ability to manage our growth strategy and identify and integrate acquired companies or technologies; risks relating to the acquisition and integration of the Triage and BNP Businesses; that we may have to write off goodwill relating to our acquisitions; the level of our indebtedness and deferred payment obligations; our ability to generate sufficient cash flow to meet our debt service and deferred payment obligations; that we may incur additional indebtedness; that the Senior Credit Facility is secured by substantially all of our assets; the agreements for our indebtedness place operating and financial restrictions on the Company; that an event of default could trigger acceleration of our outstanding indebtedness; increases in interest rate relating to our variable rate debt; dilution resulting from future sales of our equity; volatility in our stock price; provisions in our charter documents, Delaware law and the indenture governing our Convertible Senior Notes that might delay or impede stockholder actions with respect to business combinations or similar transactions; and our intention of not paying dividends. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time, should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Three months ended March 31,
Consolidated Statements of Operations:	2020	2019
Total revenues	$174,653	$147,968
Cost of sales	59,662	57,041
Gross profit	114,991	90,927
Research and development	16,379	13,930
Sales and marketing	30,738	29,589
General and administrative	14,332	13,431
Acquisition and integration costs	1,914	2,824
Total operating expenses	63,363	59,774
Operating income	51,628	31,153
Interest and other expense, net	2,807	4,582
Income before income taxes	48,821	26,571
Provision for income taxes	8,584	1,727
Net income	$40,237	$24,844

Basic earnings per share	$0.96	$0.63
Diluted earnings per share	$0.93	$0.60
Shares used in basic per share calculation	42,056	39,704
Shares used in diluted per share calculation	43,403	42,907

Gross profit as a % of total revenues	66%	61%
Research and development as a % of total revenues	9%	9%
Sales and marketing as a % of total revenues	18%	20%
General and administrative as a % of total revenues	8%	9%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$95,930	$62,494
Cardiometabolic Immunoassay	53,901	65,872
Specialized Diagnostic Solutions	16,459	13,854
Molecular Diagnostic Solutions	8,363	5,748
Total revenues	$174,653	$147,968

Condensed balance sheet data:	3/31/2020	12/31/2019
Cash and cash equivalents	$108,770	$52,775
Accounts receivable, net	$102,146	$94,496
Inventories	$58,708	$58,086
Total assets	$966,766	$910,867
Short-term debt	$13,267	$13,135
Long-term debt	$4,246	$4,375
Stockholders’ equity	$605,199	$559,820

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended March 31,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2020	2019	2020	2019	2020	2019	2020	2019
GAAP Financial Results	$114,991	$90,927	$51,628	$31,153	$40,237	$24,844
Interest expense on Convertible Senior Notes, net of tax					181	791
Net income used for diluted earnings per share, if-converted method					40,418	25,635	$0.93	$0.60

Adjustments:
Non-cash stock compensation expense	258	280	3,878	3,588	3,878	3,588
Amortization of intangibles	1,958	1,925	7,062	6,981	7,062	6,981
Amortization of debt issuance costs on credit facility					101	101
Non-cash interest expense for deferred consideration					1,895	2,343
Acquisition and integration costs			1,914	2,824	1,914	2,824
Foreign exchange loss					360	499
Income tax impact of adjustments (a)					(2,890)	(3,104)
Adjusted	$117,207	$93,132	$64,482	$44,546	$52,738	$38,867	$1.22	$0.91

(a) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 19% for 2020 and 2019.